Citigroup Global Markets Holdings Inc.	August 6, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018–USNCH1362 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Non-Callable LIBOR to CMS Spread Floating Rate Notes Due August 9, 2022

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes will pay interest at a floating rate based on 3-month U.S. dollar LIBOR during the LIBOR period specified below and based on the CMS spread (as described below) during the CMS spread period specified below. The notes will have characteristics of a conventional floating rate note based on 3-month U.S. dollar LIBOR during the LIBOR period. However, during the CMS spread period, the floating rate payable on the notes will vary not based on a single market interest rate, but rather based on the spread between two constant maturity swap rates of different maturities. This may result in a floating rate during the CMS spread period that is significantly less than it would have been had it continued to be based on 3-month U.S. dollar LIBOR. Interest payments on the notes will fluctuate and may be paid at a rate as low as 0% for one or more interest periods.

▪	There is uncertainty about the future of 3-month U.S. dollar LIBOR as well as the Constant Maturity Swap (CMS) rates used to calculate the CMS spread, and such uncertainty may adversely affect the return on and value of the notes. The amount of interest payable on the notes may be calculated using one or more substitute or successor rates selected by the issuer (or one of its affiliates), which may be subject to adjustment by the issuer or an affiliate of the issuer, if 3-month U.S. dollar LIBOR or a relevant CMS rate is discontinued. At this time, no consensus exists as to what rate or rates may become accepted alternatives, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the notes, that are linked to such rates. See “Summary Risk Factors” and “Determination of 3-month U.S. Dollar LIBOR” and “Information About the CMS Spread” in this pricing supplement.

▪	Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing date:	August 6, 2018
Issue date:	August 9, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Maturity date:	August 9, 2022
Payment at maturity:	At maturity, you will receive for each note you then hold an amount in cash equal to $1,000 plus any accrued and unpaid interest
Interest:

▪ During each interest period that occurs during the LIBOR period, the notes will bear interest at a per annum floating rate equal to 3-month U.S. dollar LIBOR, as determined on the interest determination date for that interest period, plus 1.00%, subject to a minimum interest rate of 0.00% per annum

▪ During each interest period that occurs during the CMS spread period, the notes will bear interest at a per annum floating rate equal to 6 times the CMS spread, as determined on the interest determination date for that interest period, subject to a minimum interest rate of 0.00% per annum.

Interest payments on the notes will be paid at a floating rate that may be as low as 0.00% per annum for one or more interest periods.

LIBOR period:	The period from and including the issue date to but excluding August 9, 2020
CMS spread period:	The period from and including August 9, 2020 to but excluding the maturity date
CMS spread:	On any interest determination date, the 10-year constant maturity swap rate (“CMS10”) minus the 2-year constant maturity swap rate (“CMS2”), each as determined on that interest determination date
Interest determination date:

▪ For any interest period that occurs during the LIBOR period, the second London business day prior to the first day of that interest period

▪ For any interest period that occurs during the CMS spread period, the second U.S. government securities business day prior to the first day of that interest period

Interest period:	Each three-month period from and including an interest payment date (or the issue date, in the case of the first interest period) to but excluding the next interest payment date
Interest payment dates:	The 9th day of each February, May, August and November, beginning on November 9, 2018 and ending on the maturity date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CYY6 / US17324CYY64
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(4)
Per note:	$1,000.00	$15.00	$985.00
Total:	$850,000.00	$12,750.00	$837,250.00

(1) On the date of this pricing supplement, the estimated value of the notes is $980.00 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $985.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $990.00 per note, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $15.00 for each $1,000 note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(4) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee of $15.00.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. IE-07-04 dated April 7, 2017       Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, for complete information about the manner in which interest payments on the notes will be calculated and paid, you should read the section “Description of the Notes” in the accompanying product supplement together with the information in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

3-month U.S. dollar LIBOR. The accompanying product supplements contemplates that the notes may pay interest at a fixed rate during an initial period and then at a rate linked to one or more constant maturity swap rates thereafter. Instead of paying interest at a fixed rate during an initial period, the notes offered by this pricing supplement will pay interest at a floating rate based on 3-month U.S. dollar LIBOR during an initial period, and then at a rate based on the CMS spread thereafter.

No Survivor’s Option. For the avoidance of doubt, the notes offered hereby are not survivor’s option notes and the provisions related to survivor’s option notes in the accompanying product supplement are not applicable.

Business Day Convention. Notwithstanding what is otherwise provided in the accompanying product supplement, if an interest payment date falls on a day that is not a business day (as defined in the accompanying product supplement), the interest payment to be made on that interest payment date will be made on the next succeeding business day. Such payment will have the same force and effect as if made on that interest payment date, and no interest will accrue as a result of delayed payment.

Hypothetical Examples

LIBOR Period

The table below presents examples of hypothetical quarterly interest payments during the LIBOR period based on various hypothetical 3-month U.S. dollar LIBOR values on the applicable interest determination date.

The examples are for purposes of illustration only and have been rounded for ease of analysis. The actual interest payments during the LIBOR period will depend the actual value of 3-month U.S. dollar LIBOR on each interest determination date. The applicable interest rate for each interest period will be determined on a per annum basis but will apply only to that interest period.

Hypothetical 3-month U.S. dollar LIBOR(1)	Hypothetical Interest Rate per Annum(2)	Hypothetical Interest Payment per Note(3)
-2.0000%	0.0000%	$0.00
-1.8000%	0.0000%	$0.00
-1.6000%	0.0000%	$0.00
-1.4000%	0.0000%	$0.00
-1.2000%	0.0000%	$0.00
-1.0000%	0.0000%	$0.00
-0.8000%	0.2000%	$0.50
-0.6000%	0.4000%	$1.00
-0.4000%	0.6000%	$1.50
-0.2000%	0.8000%	$2.00
0.0000%	1.0000%	$2.50
0.2000%	1.2000%	$3.00
0.4000%	1.4000%	$3.50
0.6000%	1.6000%	$4.00
0.8000%	1.8000%	$4.50
1.0000%	2.0000%	$5.00
1.2000%	2.2000%	$5.50
1.4000%	2.4000%	$6.00
1.6000%	2.6000%	$6.50
1.8000%	2.8000%	$7.00
2.0000%	3.0000%	$7.50

_______________________________

(1) Hypothetical 3-month U.S. dollar LIBOR, where 3-month U.S. dollar LIBOR is determined on the applicable interest determination date

(2) Hypothetical interest rate per annum for the interest period = 3-month U.S. dollar LIBOR + 1.00%

(3) Hypothetical interest payment per note = (i) the stated principal amount of $1,000 multiplied by the applicable interest rate per annum divided by (ii) 4

PS-2

Citigroup Global Markets Holdings Inc.

CMS Spread Period

The table below presents examples of hypothetical quarterly interest payments during the CMS spread period based on various hypothetical CMS spread values on the applicable interest determination date.

The examples are for purposes of illustration only and have been rounded for ease of analysis. The actual interest payments during the CMS spread period will depend the actual CMS spread on each interest determination date. The applicable interest rate for each interest period will be determined on a per annum basis but will apply only to that interest period.

Hypothetical CMS Spread(1)	Hypothetical Interest Rate per Annum(2)	Hypothetical Interest Payment per Note(3)
-2.0000%	0.0000%	$0.00
-1.8000%	0.0000%	$0.00
-1.6000%	0.0000%	$0.00
-1.4000%	0.0000%	$0.00
-1.2000%	0.0000%	$0.00
-1.0000%	0.0000%	$0.00
-0.8000%	0.0000%	$0.00
-0.6000%	0.0000%	$0.00
-0.4000%	0.0000%	$0.00
-0.2000%	0.0000%	$0.00
0.0000%	0.0000%	$0.00
0.2000%	1.2000%	$3.00
0.4000%	2.4000%	$6.00
0.6000%	3.6000%	$9.00
0.8000%	4.8000%	$12.00
1.0000%	6.0000%	$15.00
1.2000%	7.2000%	$18.00
1.4000%	8.4000%	$21.00
1.6000%	9.6000%	$24.00
1.8000%	10.8000%	$27.00
2.0000%	12.0000%	$30.00

_______________________________

(1) Hypothetical CMS spread = (CMS10 – CMS2), where CMS10 and CMS2 are each determined on the applicable interest determination date

(2) Hypothetical interest rate per annum for the interest period = 6 × the CMS spread

(3) Hypothetical quarterly interest payment per note = (i) the stated principal amount of $1,000 multiplied by the applicable interest rate per annum divided by (ii) 4.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with fluctuations in 3-month U.S. dollar LIBOR and the CMS spread. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IE-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes will pay interest at a floating rate that may be as low as 0% on one or more interest payment dates. The floating interest payments on the notes will vary based on fluctuations in 3-month U.S. dollar LIBOR during the LIBOR period and in the CMS spread during the CMS spread period. If 3-month U.S. dollar LIBOR declines during the LIBOR period or the CMS spread narrows during the CMS spread period, interest payments on the notes will be reduced. 3-month U.S. dollar LIBOR and the CMS spread are influenced by many complex economic factors and are impossible to predict. It is possible that the notes will pay a below-market rate or no interest at all for an extended period of time. Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive a below-market interest payment or no interest payment at all on one or more interest payment dates.

PS-3

Citigroup Global Markets Holdings Inc.

▪	The notes may pay interest during the CMS spread period at a floating rate that is lower than the rate that would be payable on conventional floating rate notes. The notes have characteristics of a conventional floating rate debt security during the LIBOR period. However, during the CMS spread period, the floating rate payable on the notes will vary not based on a single market interest rate, but rather based on the CMS spread, which is the difference between two constant maturity swap rates of different maturities. The CMS spread is influenced by many factors and is impossible to predict. The CMS spread is unlikely to move in line with general market interest rates. In fact, the CMS spread may move inversely with general market interest rates, as described in the next risk factor. For example, if there is a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease, as will the floating rate payable on the notes during the CMS spread period. As a result, the floating rate payable on the notes during the CMS spread period may be significantly less than it would have been had it continued to be based on 3-month U.S. dollar LIBOR. Accordingly, the notes are not appropriate for investors who seek floating interest payments based on general market interest rates during the entire term of the notes.

▪	3-month U.S. dollar LIBOR and the CMS spread may be inversely correlated, in which case it would be unlikely that you would receive a favorable return on the notes during both the LIBOR period and the CMS spread period. Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates, such as 3-month U.S. dollar LIBOR, rise. If that relationship holds over the term of the notes, an increase in 3-month U.S. dollar LIBOR may result in an increase in interest payments during the LIBOR period but a reduction in interest payments during the CMS spread period. As a result, if this relationship holds over the term of the notes, investors will be unlikely to receive a favorable return during both the LIBOR period and the CMS spread period. It is important to understand, however, that short-term interest rates such as 3-month U.S. dollar LIBOR and the CMS spread are affected by many factors, and that 3-month U.S. dollar LIBOR and the CMS spread may decline at the same time, such that the notes have unfavorable performance during both the LIBOR period and the CMS spread period.

▪	Uncertainty about the future of LIBOR may affect 3-month U.S. dollar LIBOR, CMS10 and CMS2 in a way that adversely affects the return on and the value of the notes. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS10 and CMS2 are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of 3-month U.S. dollar LIBOR, CMS10 and CMS2. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS10 and CMS2, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the notes, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS10 and CMS2, and any uncertainty at what these changes may be, may affect 3-month U.S. dollar LIBOR, CMS10 and CMS2 in a way that adversely affects your return on and value of the notes.

▪	The amount of interest payable on the notes will be determined using alternative methods if 3-month U.S. dollar LIBOR, CMS10 or CMS2 is no longer available and will be calculated using a substitute or successor rate selected by us (or one of our affiliates) if 3-month U.S. dollar LIBOR, CMS10 or CMS2 is discontinued. If, during the LIBOR period, 3-month U.S. dollar LIBOR is no longer quoted on the Reuters designated LIBOR screen described in “Determination of 3-Month U.S. Dollar LIBOR” below, 3-month U.S. dollar LIBOR will be determined using the alternative methods described in “Determination of 3-Month U.S. Dollar LIBOR” below. If, during the CMS spread period, CMS10 or CMS2 is not published on the applicable Reuters page, the applicable rate will be determined using the alternative methods described in “Information About the CMS Spread” below and in “Description of the Notes—Terms Related to the Specified CMS Rate(s)” in the accompanying product supplement. Any of these alternative methods may result in interest payments on the notes that are lower than or do not otherwise correlate over time with the interest payments that would have been made on the notes if the applicable Reuters page had remained available. Any of the foregoing may have an adverse effect on your return on the notes and their value.

Additionally, if during the LIBOR period the issuer (or its affiliate) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, it will use a substitute or successor rate that it has determined, in its sole discretion after consulting with any source it deems to be reasonable, to be the industry-accepted substitute or successor rate, or, if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR. The issuer (or such affiliate) also will determine, in its sole discretion after consulting with any source it deems to be reasonable, any adjustments to the relevant methodology or definitions for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. In addition, if during the CMS spread period the calculation and publication of CMS10 or CMS2 is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate to be the applicable rate. The issuer’s (or its affiliate’s) interests in making the determinations described above may be adverse to your interests as a holder of the notes and may have an adverse effect on your return on the notes and their value.

PS-4

Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is our affiliate, will make important determinations with respect to the notes. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect one or more payments owed to you under the notes. Such judgments could include, among other things, determining the level of 3-month U.S. dollar LIBOR, CMS10 or CMS2 if it is not otherwise available on an interest determination date and selecting a successor rate if 3-month U.S. dollar LIBOR, CMS10 or CMS2 is discontinued. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any floating interest payment owed to you under the notes.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The difference between CMS10 and CMS2 may not be as great as the difference between two CMS rates of different maturities. The floating interest payments on the notes during the CMS spread period may be less than they would be if the notes were linked to the spread between CMS rates of different maturities than CMS10 and CMS2.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of 3-month U.S. dollar LIBOR and the CMS spread and interest rates. CGMI’s views on these inputs and assumptions may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity. Our internal funding rate is not an interest rate that we will pay to investors in the notes.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this

PS-5

Citigroup Global Markets Holdings Inc.

pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of 3-month U.S. dollar LIBOR, the CMS spread and a number of other factors, including expectations of future levels of 3-month U.S. dollar LIBOR, CMS10 and CMS2, the level of general market interest rates, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes does not constitute a recommendation to invest in an instrument linked to 3-month U.S. dollar LIBOR or the CMS spread. You should not take our offering of the notes as an expression of our views about how 3-month U.S. dollar LIBOR or the CMS spread will perform in the future or as a recommendation to invest in any instrument linked to 3-month U.S. dollar LIBOR or the CMS spread, including the notes. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions), and may publish research or express opinions, that in each case conflict with an investment in the notes. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

▪	The manner in which CMS rates are calculated may change in the future. The method by which CMS10 and CMS2 are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS10 and CMS2 or otherwise. We cannot predict whether the method by which CMS10 or CMS2 is calculated will change or what the impact of any such change might be. Any such change could affect the level of the CMS spread in a way that has a significant adverse effect on the notes.

▪	Hedging and other trading activities by our affiliates may affect the determinations of CMS10 and CMS2. CMS rates are determined based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps of the relevant maturities sourced from electronic trading venues. Our affiliates may engage in trading activities on these electronic trading venues, in order to hedge our obligations under the notes, as part of their general business activities or otherwise. These trading activities could affect the levels of CMS10 and CMS2 in a way that has a negative effect on the interest rate payable under the notes. They could also result in substantial returns for our affiliates while the value of the notes declines. In engaging in these trading activities, our affiliates will have no obligation to consider your interests as an investor in the notes.

▪	You will have no rights against the publisher of 3-month U.S. dollar LIBOR. You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date will depend directly or indirectly upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each interest period during the LIBOR period, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on the second London business day prior to the first day of that interest period, which we refer to as an interest determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

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Citigroup Global Markets Holdings Inc.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the interest period will be the same as for the immediately preceding interest period.

Notwithstanding the foregoing, if, on or prior to any interest determination date during the LIBOR period, the issuer (or one of its affiliates) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, the issuer (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (a) the industry-accepted substitute or successor rate for 3-month U.S. dollar LIBOR or (b) if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.

Upon selection of a substitute or successor rate, the issuer (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count, the business day convention, the definition of business day, the relevant date on which the substitute or successor rate is determined for each interest period and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Historical Information on 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR was 2.34325% on August 6, 2018. The graph below shows the published daily rate for 3-month U.S. dollar LIBOR for each day it was available from January 2, 2008 to August 6, 2018. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of 3-month U.S. dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to August 6, 2018

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Citigroup Global Markets Holdings Inc.

Information About the CMS Spread

The notes are CMS spread notes, which means that they pay interest (during the CMS spread period) based on the difference, or spread, between two constant maturity swap (“CMS”) rates of different maturities—CMS10 and CMS2. A CMS rate of a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity, as more fully described in the section “About Constant Maturity Swap Rates” in the accompanying product supplement. The relationship between CMS rates of different maturities may be depicted by a curve on a graph that plots maturities on the x-axis and the applicable CMS rate on the y-axis. See “About Constant Maturity Swap Rates” in the accompanying product supplement for examples of CMS rate curves. Interest payments on the notes during the CMS spread period will depend on changes in the steepness of this CMS rate curve. If the CMS rate curve steepens, such that the difference between CMS10 and CMS2 becomes greater, the floating interest payments on the notes during the CMS spread period will generally increase. Conversely, if the CMS rate curve flattens or becomes inverted, such that the difference between CMS10 and CMS2 becomes smaller or negative, the floating interest payments on the notes during the CMS spread period will generally decrease, possibly to zero.

Many complex economic factors may influence CMS rates and the spread between CMS rates of different maturities. Accordingly, it is not possible to predict the future performance of any CMS rate or the spread between CMS rates of different maturities. You should not purchase the notes unless you understand and are willing to accept the significant risks associated with exposure to future changes in the CMS spread.

For information about how CMS10 and CMS2 will be determined on each interest determination date, see “Description of the Notes—Terms Related to a Specified CMS Rate” in the accompanying product supplement. CMS10 and CMS2 are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps of the relevant maturity that are sourced from electronic trading venues.

If the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any date of determination, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market as further described under “Description of the Notes—Terms Related to a Specified CMS Rate—Determining a Specified CMS Rate” in the accompanying product supplement.

If the calculation and publication of a relevant CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as that CMS rate, and the calculation agent may deem that rate (the “Successor CMS Rate”) to be the applicable CMS rate. The calculation agent will make such adjustments, if any, to any level of the applicable CMS rate that is used for purposes of the notes as it determines are appropriate in the circumstances. If the calculation and publication of a a relevant CMS rate is permanently canceled and no Successor CMS Rate is chosen as described above, then the calculation agent will calculate the level of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such level, as calculated by the calculation agent, will be the applicable CMS rate for all purposes. For additional information, see “Description of the Notes—Terms Related to a Specified CMS Rate—Discontinuance of a Specified CMS Rate” in the accompanying product supplement.

Historical Information

The graph below shows the daily values of the CMS spread for each day such value was available from January 1, 2008 through August 6, 2018 using historical data obtained from Bloomberg. The historical values of the CMS spread should not be taken as an indication of the future values of the CMS spread during the term of the notes.

The CMS spread at 11:00 a.m. (New York time) on August 6, 2018 was 0.143%.

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Citigroup Global Markets Holdings Inc.

Historical CMS Spread (%) January 1, 2008 to August 6, 2018

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes this treatment is respected. This discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

If you are a U.S. Holder, you will be required to recognize interest income at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

We have determined that the comparable yield for a note is a rate of 2.790%, compounded quarterly, and that the projected payment schedule with respect to a note consists of the following payments (subject to the applicable business day convention):

November 9, 2018	$8.354	May 9, 2020	$10.132	November 9, 2021	$4.610
February 9, 2019	$8.901	August 9, 2020	$10.124	February 9, 2022	$4.958
May 9, 2019	$9.414	November 9, 2020	$2.624	May 9, 2022	$5.260
August 9, 2019	$9.725	February 9, 2021	$3.167	August 9, 2022	$1,005.383
November 9, 2019	$9.950	May 9, 2021	$3.711
February 9, 2020	$10.088	August 9, 2021	$4.197

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

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Citigroup Global Markets Holdings Inc.

Upon the sale or exchange of the notes (including retirement upon early redemption or at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes increased by interest income previously included on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

Subject to the discussions in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $15.00 for each note sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of notes typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its

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Citigroup Global Markets Holdings Inc.

affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

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Citigroup Global Markets Holdings Inc.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of

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Citigroup Global Markets Holdings Inc.

Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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